Exhibit 2.1

MERIDIAN BIOSCIENCE, INC.

3471 River Hills Dr

Newtown, OH 45244

December 9, 2022

SD Biosensor, Inc.

Giheung ICT-Valley A-dong

58 Giheung-ro, Giheung-gu

Yongin, 16976, Korea

Attention: Eunhae Yi and HK Yu

eunhae-yi@sdbiosensor.com; yhk@sdbiosensor.com

Columbus Holding Company

c/o SD Biosensor, Inc.

Giheung ICT-Valley A-dong

58 Giheung-ro, Giheung-gu

Yongin, 16976, Korea

Attention: Eunhae Yi and HK Yu

eunhae-yi@sdbiosensor.com; yhk@sdbiosensor.com

Madeira Acquisition Corp.

c/o SD Biosensor, Inc.

Giheung ICT-Valley A-dong

58 Giheung-ro, Giheung-gu

Yongin, 16976, Korea

Attention: Eunhae Yi and HK Yu

eunhae-yi@sdbiosensor.com; yhk@sdbiosensor.com

RE:	Merger Agreement – Closing Date and Satisfaction of Closing Conditions

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of July 7, 2022 (as amended, the “Merger Agreement”), by and among, SD Biosensor, Inc., a corporation with limited liability organized under the laws of the Republic of Korea (“SDB”), Columbus Holding Company, a corporation organized under the Laws of Delaware (“Parent”), and Madeira Acquisition Corp., a corporation organized under the Laws of Ohio and a direct wholly owned Subsidiary of Parent (“Merger Sub,” and together with SDB and Parent, the “Parent Parties”), on the one hand, and Meridian Bioscience, Inc., a corporation organized under the Laws of Ohio (the “Company,” and together with the Parent Parties, the “Parties,” and each individually, a “Party”), on the other hand. Capitalized terms used in this letter agreement (this “Letter Agreement”) but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.    Closing Date. Subject to the terms and conditions of this Letter Agreement, the Parties hereby agree that the Closing Date shall be January 31, 2023 and that the Closing shall occur at 9:00 a.m. Eastern Time on the Closing Date. The Parties’ agreement in the foregoing sentence constitutes a written agreement among the Parties specifying the date and time of the Closing pursuant to and in accordance with Section 1.2 of the Merger Agreement but shall remain subject to the satisfaction of the conditions set forth in this Letter Agreement.

2.    Satisfaction of Closing Conditions.

(a)    The Parties hereby irrevocably and unconditionally agree that from and after the date of this Letter Agreement, all of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement have been satisfied, and shall be deemed to remain satisfied through the Effective Time, and that such conditions shall no longer be conditions to the Parties’ obligation to effect the Merger.

(b)    As from the date of this Letter Agreement, no Party will, or will have the right to, claim that any of the conditions set forth in Section 7.1 or Section 7.2 of the Merger Agreement are not satisfied or that any other actions or declarations of the Parties or any other Person (including any Governmental Entities) are required for the satisfaction of any of the conditions set forth therein. In any proceeding brought by any of the Parties pursuant to Section 9.10 (Dispute Resolution) of the Merger Agreement, this Section 2: (i) may be pleaded by each Party as a full and complete defense against any claim by any of the other Parties that any of the conditions set forth in Section 7.1 or Section 7.2 of the Merger Agreement are not satisfied or that any other actions or declarations of the Parties or any other Person (including any Governmental Entities) are required for the satisfaction of any of such conditions, and (ii) may be used as the basis for instituting a proceeding for specific performance or other equitable remedies in accordance with Section 9.11 (Specific Performance) and Section 9.10 (Dispute Resolution) of the Merger Agreement if any of the Parties does not consummate the Merger on the Closing Date (as determined and agreed upon pursuant to Section 1). If any claim is brought or maintained by a Party against any of the other Parties in violation of this Letter Agreement, such Party will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the other Parties in defending the same.

(c)    Notwithstanding anything to the contrary set forth in this Letter Agreement, the obligation of the Parent Parties to effect the Merger shall be subject to the condition (which, to the extent permitted by applicable Law, may be waived by Parent) that the Company, in the time period between the date of this Letter Agreement and the Closing, (i) continues to perform or comply, in all material respects, with its obligations set forth in the Merger Agreement to be performed or complied with by it prior to or on the Closing Date, other than the Company’s obligations and covenants set forth in Section 6.1, Section 6.2, Section 6.3 and Section 6.10 of the Merger Agreement, (ii) performs or complies, in all material respects, with its obligations set forth in this Letter Agreement to be performed or complied with it prior to or on the Closing Date, (iii) promptly informs the Parent Parties of any written communication regarding actions to be taken in connection with the completion of the Transactions (excluding administrative, non-substantive communications) from any Governmental Entity, including any state Attorney General (a “Transaction-Related Governmental Communication”), it receives and (iv) uses its reasonable best efforts to cooperate with the Parent Parties in responding to any Transaction-Related Governmental Communication, whether received by the Company or any Parent Party (collectively, the “Remaining Conditions”). For the avoidance of doubt, the performance of, or compliance by the Company with, any covenants and agreements not otherwise required by the preceding sentence shall not be taken into account in determining whether the Remaining Conditions have been satisfied.

(d)    At the Closing, the Company shall furnish to the Parent Parties a written certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer authorized to execute such certificate to the effect that the Company has performed and complied, in all material respects, with its obligations referenced in Section 2(c) and that the Remaining Conditions have been satisfied.

3.    Waiver of Outside Date Termination; Termination Right of the Company and Parent.

(a)    Each of the Parties hereby irrevocably and unconditionally waives its right to terminate the Merger Agreement pursuant to Section 8.1(b)(i) of the Merger Agreement upon occurrence of the Outside Date. In furtherance of the foregoing, the Parties hereby acknowledge and agree that upon occurrence of the Outside Date, they are not entitled to, and will not attempt to, terminate the Merger Agreement pursuant to Section 8.1(b)(i) of the Merger Agreement and that any termination of the Merger Agreement by either Party in violation of this Section 3 shall be null and void ab initio and shall have no force or effect.

(b)    The Parties agree that, notwithstanding anything to the contrary in the Merger Agreement or this Letter Agreement, the Merger Agreement may be terminated and the Merger abandoned:

(i)    by the Company if the Parent Parties have not consummated the Merger on or before 11:59 p.m. Eastern Time on January 31, 2023; provided that the Remaining Conditions (other than such conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date and the Company has not otherwise refused to consummate the Merger) have been satisfied or waived; or

(ii)    by Parent if there has been a breach by the Company that (A) has resulted in a failure of any of the Remaining Conditions to be satisfied and (B) is not cured prior to the later of (1) January 31, 2023, and (2) 30 days following written notice of such breach provided by Parent to the Company; provided that (x) Parent has given the Company written notice, delivered at least 30 days prior to such termination stating Parent’s intention to terminate the Merger Agreement pursuant to this Section 3(b)(ii) and the basis for such termination; and (y) Parent will not have the right to terminate the Merger Agreement pursuant to this Section 3(b)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Company’s breach has been cured within such 30-day period.

A terminating Party under this Section 3 must provide written notice of termination to the other Parties specifying with reasonable particularity the reason for such termination.

(c)    Section 8.2 of the Merger Agreement shall apply mutatis mutandis to, and, subject to the provisions of Section 4, all other rights and remedies that the Parties may have under the Merger Agreement or this Letter Agreement remain unaffected by, a termination by either Party pursuant to Section 3(b).

4.    Supplement to Dispute Resolution Provisions. In the event of any dispute, claim, controversy or cause of action arising out the Merger Agreement or the Letter Agreement in which any Party only seeks the remedy of specific performance or other equitable relief in aid of specific performance in accordance with Section 9.11 (Specific Performance) of the Merger Agreement (a “Specific Performance Dispute”), that Party or Parties shall have the option of electing to have such dispute determined by binding arbitration in accordance with the following provisions (in lieu of Section 9.10 (Dispute Resolution) of the Merger Agreement):

(a)    The arbitration shall be in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC,” and the Rules of Arbitration thereof, the “ICC Rules”), as modified in this Section 4.

(b)    The arbitration will be seated in New York City, New York.

(c)    The arbitration will be conducted in English.

(d)    The arbitration shall be conducted before three arbitrators (each, an “Arbitrator” and collectively, the “Tribunal”). The first Arbitrator shall be nominated by the Company in its Request for Arbitration (the “Request”). The second Arbitrator shall be nominated by Parent within five Business Days of receipt of the Request from the Secretariat. The third Arbitrator (the “Chair”) shall be selected by the other two Arbitrators, or by the ICC if the two Party-nominated Arbitrators cannot agree on the Chair within 10 Business Days following the selection of the second arbitrator.

(e)    Any Party that is the subject of a Request or claim will submit its Answer (as defined in the ICC Rules) within five Business Days of receipt of the Request from the Secretariat.

(f)    It is the intent of the Parties that any arbitration under this Section 4 shall be conducted on an expedited basis, with an award to be issued within 180 days from the confirmation of the third Arbitrator or within such other time as the Tribunal shall determine appropriate consistent with the Parties’ intent to have an expedited arbitration. No Terms of Reference (as defined in the ICC Rules) shall be required, a case management conference shall be held promptly after the date on which the file is transmitted to the Tribunal, and the Tribunal shall determine a schedule on which, and the extent to which, submissions and evidence will be required after considering the Parties’ positions with respect to those matters. The Tribunal will have the power to order hearings and meetings to be held in such place(s) or in such manner as it deems appropriate consistent with the interests of the Parties. The Tribunal may, in its discretion, direct such exchanges of information and schedule any necessary hearing or hearings in a manner consistent with the Parties’ intent to have an expedited arbitration that is concluded as soon as is reasonably practicable. The Tribunal may appoint expert witnesses only with the consent of all Parties. The Parties agree that an expedited process for this arbitration is reasonable and consistent with due process given the Parties’ agreement in Section 2(a) that all of the conditions to the consummation of the Merger have been satisfied.

(g)    The arbitration under this provision will be limited to any Party’s request for specific performance or other equitable relief in aid of specific performance in accordance with Section 9.11 (Specific Performance) of the Merger Agreement, and the Parties agree that the Tribunal will have the power to order specific performance and all other forms of equitable relief in aid of specific performance. All other issues, including but not limited to any claims for damages, may be arbitrated separately at the election of any Party in a manner consistent with the Dispute Resolution provisions in Section 9.10 (Dispute Resolution) of the Merger Agreement.

(h)    The award rendered by the Tribunal shall be final and binding on the parties to the arbitration and enforceable in any court of competent jurisdiction.

(i)    Except as required by Law (including the rules of any stock exchange on which a Party is traded), as reasonably necessary to provide to a Party’s own independent auditors or insurers, or in proceedings seeking the recognition and enforcement of an arbitral award, no Party may disclose the existence, contents or results of an arbitration brought in accordance with this Agreement, or the documents presented and evidence produced by its opposing Parties, or any analyses or summaries derived from such evidence. Without limiting the foregoing, to the extent permitted by Law, the arbitration shall be considered and treated by the Parties as a confidential proceeding.

(j)    In conducting proceedings concerning the enforcement or vacatur of an arbitral award issued pursuant to this provision, the Parties will exercise their reasonable best efforts to disclose publicly only the minimum amount of information concerning the arbitration as is required to obtain recognition and enforcement of the award.

(k)    It is the intent of the Parties that any award issued pursuant to this Section 4 shall be implemented as expeditiously as possible. To that end, each of the Parties waives, to the fullest extent permitted by Law, any rights it may have to oppose recognition and enforcement or to seek vacatur of any award issued pursuant to this Section 4.

(l)    Each Party hereby agrees that this Section 4 does not preclude any Party from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction, in addition to through the interim and emergency relief procedures prescribed by the ICC Rules.

(m)    Delivery of process or other papers in the manner provided in Section 9.4 (Notices) of the Merger Agreement in connection with any Action under this Agreement or in such other manner as may be permitted by Law will be valid and sufficient service thereof, and each Party irrevocably waives any defenses it may have to service in such manner.

5.    Covenants.

(a)    In respect of the ongoing DOJ Investigation, following the date of this Letter Agreement, the Company shall, and shall instruct its outside counsel to (i) permit the Parent Parties to review and discuss in advance, and consider in good faith their views in connection with, any proposed written or oral communication with the DOJ relating to the DOJ Investigation (other than data and information requests from the DOJ); (ii) not participate in any substantive meeting, or have any substantive communication with, the DOJ unless it has given the Parent Parties a reasonable opportunity to consult with the Company and its outside counsel in advance and, to the extent requested by the Parent Parties and expressly permitted by the DOJ, gives such Parent Party and its outside counsel the opportunity to attend and participate therein; (iii) furnish the Parent Parties’ outside counsel with copies of all written communications, and written summaries of all material oral communications, between the Company and the DOJ with respect to the DOJ Investigation; provided that such material may be designated as “outside counsel only”; and (iv) furnish the Parent Parties’ outside counsel with such necessary information and reasonable assistance as such counsel may reasonably request in connection with its preparation of necessary submissions of information to the DOJ. Notwithstanding the foregoing in this Section 5(a), the Company and the Parent Parties shall have joint control over devising the ultimate strategy for negotiating and entering into a settlement with the DOJ in relation to the DOJ Investigation.

(b)    No later than 5:00 p.m. Eastern Time on January 24, 2023, the Parent Parties will provide the Company with a written update (via email), in reasonable detail, regarding the progress made in respect of the Parent Parties’ and SJL Partners LLC’s efforts to obtain financing for the Transactions. For the avoidance of doubt, in no event will the receipt by, or the availability of any funds or financing to, a Parent Party, SJL Partners LLC or any of their respective Affiliates or any other financing be a condition to the obligation of the Parent Parties to consummate the Transactions.

(c)    The Parent Parties will, as soon as reasonably practicable, take all actions necessary to obtain as soon as possible following the date of this Letter Agreement (i) final clearance or non-objection from the Korea Fair Trade Commission relating to the funding of Parent in connection with the transactions contemplated by the Merger Agreement, and (ii) final clearance of the Overseas Investment Report from a designated foreign exchange bank pursuant to the Foreign Exchange Transactions Act of Korea and regulations thereunder but the receipt of such clearances or non-objections shall not be a condition to the obligation of the Parent Parties to consummate the Transactions.

6.    General Provisions.

(a)    Each of Parties hereby represents and warrants to the other Parties that (i) it has full right, power and authority to enter into and deliver this Letter Agreement and to perform its obligations hereunder, (ii) the execution, delivery and performance by it of this Agreement, and the consummation of each of the Transactions have been duly and validly authorized by the respective board of directors (or equivalent corporate body) of such Party and no other corporate or other organizational action on the part of such Party is necessary to authorize the execution, delivery and performance by such Party of this Agreement, and (iii) this Agreement has been duly executed and delivered by such Party and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, is a valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions. As of the date of this Letter Agreement, the Company represents and warrants to the Parent Parties as follows: (i) the representations and warranties of the Company set forth in the Merger Agreement are true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) on and as of the date of this Letter Agreement, as if made on and as of the date of this Letter Agreement (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, other than the representations and warranties set forth in (x) Section 3.1(a) (Organization), Section 3.2 (Authorization; Validity of Agreement; Company Action), Section 3.20 (Opinion of Financial Advisor), Section 3.21 (Brokers or Finders) and Section 3.22 (State Takeover Statutes) of the Merger Agreement, which are true and correct in all material respects as of and as though made on the date of this Letter Agreement (except for any representations and warranties that are expressly stated to have been made as of an earlier date, in which case as of such earlier date), and (y) Section 3.4(a) (Capitalization) of the Merger Agreement, which are true and correct in all respects (other than any such failure to be so true and correct that is de minimis in nature and extent) as of and as though made on the date of this Letter Agreement (except for any representations and warranties that are expressly stated to have been made as of an earlier date, in which case as of such earlier date), (ii) since the date of the Merger Agreement, there has not been any Company Material Adverse Effect and (iii) the Company has performed or complied in all material respects with the covenants and agreements contained in the Merger Agreement to be performed or complied with by it prior to or on the date of this Letter Agreement.

(b)    Each of the Parent Parties acknowledges and agrees (for itself and on behalf of its Affiliates and the representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in Section 6(a): (i) none of the Parent Parties nor any of their Affiliates or representatives has relied or acted in reliance on, and are not relying or acting, including, as applicable, entering into or consummating this Letter Agreement or the transactions contemplated hereby, in reliance on any representation or warranty, express or implied, at law or in equity, relating to the Company, its Subsidiaries or their financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, or other matter relating to the Company or its Subsidiaries or in reliance on any materials, statements or information provided or addressed to any of the Parent Parties or their representatives or Affiliates, or the accuracy or completeness thereof and (ii) neither the Company nor any other Person (on behalf of the Company) makes, or has made, any representation or warranty relating to the Company, any of its Subsidiaries or their businesses or operations or otherwise in connection with this Letter Agreement or the transactions contemplated hereby. Each of the Parent Parties (for themselves and on behalf of their respective Affiliates and the representatives of any of the foregoing) hereby disclaims any and all implied representations or warranties except for those representations and warranties expressly set forth in this Letter Agreement, and acknowledges and agrees there are no, and none of them are relying upon any, representations or warranties of any kind (express, implied, as to merchantability or fitness for a particular purpose, or otherwise) except as expressly set forth in Section 6(a).

(c)    The Company acknowledges and agrees (for itself and on behalf of its Affiliates and the representatives of any of the foregoing) that, except for the representations and warranties of the Parent Parties expressly set forth in Section 6(a) and in Article IV of the Merger Agreement (i) neither the Company nor any of their Affiliates or representatives has relied or acted in reliance on, and are not relying or acting, including, as applicable, entering into or consummating this Letter Agreement or the transactions contemplated hereby, in reliance on any representation or warranty, express or implied, at law or in equity, relating to any of the Parent Parties or their financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, or other matter relating to any of the Parent Parties or in reliance on any materials, statements or information provided or addressed to the Company or its representatives or Affiliates, or the accuracy or completeness thereof and (ii) no Parent Party or any other Person (on behalf of any Parent Party) makes, or has made, any representation or warranty relating to any Parent Party or their businesses or operations or otherwise in connection with this Letter Agreement or the transactions contemplated hereby. The Company (for itself and on behalf of its Affiliates and the representatives of any of the foregoing) hereby disclaims any and all implied representations or warranties except for those representations and warranties of the Parent Parties expressly set forth in Section 6(a) and in Article IV of the Merger Agreement, and acknowledges and agrees there are no, and none of them are relying upon any, representations or warranties of any kind (express, implied, as to merchantability or fitness for a particular purpose, or otherwise) except as expressly set forth in Section 6(a) (as applicable) and in Article IV of the Merger Agreement.

(d)    Other than as specifically set forth in this Letter Agreement, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Letter Agreement, and shall continue to be binding on all Parties and remain in full force and effect. In the event of any conflict between the Merger Agreement and this Letter Agreement, this Letter Agreement shall control.

(e)    Sections 9.1 (Amendment and Waivers), 9.3 (Expenses), 9.4 (Notices), 9.5 (Counterparts), 9.7 (Severability), 9.9 (Governing Law), 9.10 (Dispute Resolution), 9.11 (Specific Performance) and 10.3 (Other Definitional and Interpretative Provisions) of the Merger Agreement shall apply to this Letter Agreement mutatis mutandis and are hereby incorporated into this Letter Agreement by reference, with the references to “Agreement” in each of these Sections being deemed to be references to this Letter Agreement.

(f)    The Parties expressly agree that this Letter Agreement constitutes part of the entire agreement among the Parties pursuant to Section 9.6 (Entire Agreement; No Third Party Beneficiaries) of the Merger Agreement with respect to the Merger and the other Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, this Letter Agreement has been duly executed by each of the Parties as of the date(s) set forth next to each Party’s signature line below.

MERIDIAN BIOSCIENCE, INC.

Date: 12/9/2022 | 4:19 PM EST	By:	/s/ Jack Kenny
	Name:	Jack Kenny
	Title:	Chief Executive Officer

COLUMBUS HOLDING COMPANY

Date: 2022-12-09	By:	/s/ Sungjae Lee
	Name:	Sungjae Lee
	Title:	President

MADEIRA ACQUISITION CORP.

Date: 2022-12-09	By:	/s/ Sungjae Lee
	Name:	Sungjae Lee
	Title:	President

SD BIOSENSOR, INC.

Date: 2022-12-09	By:	/s/ Taeyoung Heo
	Name:	Taeyoung Heo
	Title:	Chief Executive Officer

Date: 2022-12-09	By:	/s/ Eunhae Yi
	Name:	Eunhae Yi
	Title:	General Counsel

(Signature Page to Letter Agreement)